As filed with the Securities and Exchange Commission on 26 February 2020

                                                                                                    Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

DEERE & COMPANY

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-2382580 (I.R.S. employer identification no.)

One John Deere Place, Moline, Illinois  61265
(Address of Principal Executive Offices)

JOHN DEERE 2020 EQUITY AND INCENTIVE PLAN

(Full title of the plan)

Todd E. Davies

Deere & Company

One John Deere Place

Moline, Illinois 61265

309-765-5161

(Name and address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.               ☐

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $1 par value	11,608,061 Shares	$165.625	$1,922,585,103.12	$249,551.55

(1)	In accordance with Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement (the “Registration Statement”) also covers such additional shares of Common Stock that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions, pursuant to the antidilution provisions of the John Deere 2020 Equity and Incentive Plan (the “Plan”).

(2)	The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price were estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act. The price per share is based on the average of the high and low price paid per share for the Common Stock, as reported on the New York Stock Exchange on February 20, 2020.

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act. Documents containing the information required by Part I will be delivered to Plan participants as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Deere & Company (“Deere”) with the Commission are incorporated herein by reference:

1.	Deere’s annual report on Form 10-K for the fiscal year ended November 3, 2019;

2.	Deere’s definitive proxy statement dated January 10, 2020 filed in connection with its annual meeting held February 26, 2020;

3.	Deere’s current reports on Form 8-K dated November 27, 2019 (Items 8.01 and 9.01 (Exhibit 99.1 only)); and

4.	The description of Deere’s Common Stock contained in Deere’s registration statement first filed with the Commission on Form 8-B dated July 3, 1958 as amended on Form 8 dated February 17, 1981, including any amendment or report filed with the purpose of updating such description.

All documents subsequently filed by Deere pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all the shares of Deere’s Common Stock offered hereby have been sold or which deregisters all the shares of Deere’s Common Stock then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares offered under the Registration Statement is being passed upon for Deere by Mary K.W. Jones, Senior Vice President, General Counsel and Public Affairs of Deere. Ms. Jones is an officer and employee of Deere and, as such, participates in various stock benefit plans of Deere, including the Plan. By reason of such participation, Ms. Jones owns and holds options to purchase, restricted stock units, performance stock units and shares of Deere’s Common Stock.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of Delaware (the “DGCL”) authorizes a corporation to indemnify directors and officers under certain circumstances and, subject to certain limitations, against certain costs and expenses, including attorneys’ fees, actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his or her being a director or officer of the corporation if it is determined that he or she acted in accordance with the applicable standard of conduct set forth in such statutory provision.

Article Seven of the Certificate of Incorporation of Deere provides generally that Deere may indemnify Deere’s directors and officers to the fullest extent authorized by the DGCL, except as to any action, suit or proceeding brought by or on behalf of a director or officer without prior approval of Deere’s Board of Directors.

Article Nine of the Bylaws of Deere provides generally that the Company will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Deere), by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Deere has contracts of indemnification with its directors and officers providing that they shall be indemnified to the fullest extent permitted by law.  The contracts also provide that: (1) in the event of a change in control, determinations concerning indemnification shall thereafter be made by independent counsel, instead of the board of directors; (2) if indemnification is not available, in whole or in part, contribution shall be paid by Deere in a proportion based upon the relative benefits to, and relative fault of, Deere and the director or officer in the action or inaction, and other equitable considerations; and (3) any legal action brought by or on behalf of Deere against any director or officer party to such contract shall be brought within the shorter of two years from the date of accrual of such cause of action or the applicable period of limitations for such cause of action.

The directors and officers of Deere are insured, under policies of insurance maintained by Deere, within the limits and subject to the limitations of the policies, against certain expenses that arise in connection with the defense of actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

The foregoing summaries are necessarily subject to the complete text of the DGCL statute, Deere’s Certificate of Incorporation and Bylaws, the indemnification agreements and the policies of insurance maintained by Deere, and are qualified in their entirety by reference thereto.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Certificate of Incorporation of Deere, as amended (incorporated by reference to Exhibit 3.1 to Deere’s report on Form 10-Q for the fiscal quarter ended July 28, 2019, Securities and Exchange Commission File Number 1-4121).

4.2	By-Laws of Deere, as amended (incorporated by reference to Exhibit 3.2 to Deere’s report on Form 10-Q for the fiscal quarter ended January 27, 2019, Securities and Exchange Commission File Number 1-4121).

4.3	John Deere 2020 Equity and Incentive Plan (incorporated by reference to Appendix C to Deere’s definitive proxy statement dated January 10, 2020 filed in connection with its annual meeting held on February 26, 2020).

5.1	Opinion and consent of Mary K.W. Jones, Senior Vice President, General Counsel and Public Affairs of Deere.

23.1	Consent of Mary K.W. Jones, Senior Vice President, General Counsel and Public Affairs of Deere (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (included on signature page).

Item 9.	Undertakings.

(a)	Rule 415 Offering.

Deere hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

	(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

	(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

Filings Incorporating Subsequent Exchange Act Documents by Reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)-(g)		Not applicable.

(h)		Request for Acceleration of Effective Date or Filing of Registration Statement Becoming Effective Upon Filing.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)-(k)		Not applicable.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Rock Island, State of Illinois, on 26 February 2020.

DEERE & COMPANY

By:	/s/ John C. May
John C. May
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed by the following persons in the capacities and on the dates indicated.

Each person signing below hereby appoints John C. May, Mary K.W. Jones and Todd E. Davies, and each of them singly, his or her lawful attorney-in-fact with full power to execute and file all amendments to this registration statement, and generally to do all such things, as such attorney-in-fact may deem appropriate to enable Deere & Company to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Signature	Title		Date

)
)
/s/ Samuel R. Allen	Chairman and Director	)
Samuel R. Allen		)
)
)
)
/s/ Ryan D. Campbell	Senior Vice President and	)
Ryan D. Campbell	Chief Financial Officer	)
	(Principal Financial Officer and	)
Principal Accounting Officer))
)
/s/ Alan C. Heuberger	Director	)
Alan C. Heuberger		)
)
)
)
/s/ Charles O. Holliday, Jr.	Director	)
Charles O. Holliday, Jr.		)
		)	February 26, 2020
)
)
/s/ Dipak C. Jain	Director	)
Dipak C. Jain		)

)
/s/ Michael O. Johanns	Director	)
Michael O. Johanns		)
)
)
)
/s/ Clayton M. Jones	Director	)
Clayton M. Jones		)
)
)
)
/s/ John C. May	Chief Executive Officer,	)
John C. May	President and Director (Principal	)
Executive Officer))
)
)
/s/ Gregory R. Page	Director	)
Gregory R. Page		)
)
)
)
/s/ Sherry M. Smith	Director	)	February 26, 2020
Sherry M. Smith		)
)
)
)
/s/ Dmitri L. Stockton	Director	)
Dmitri L. Stockton		)
)
)
)
/s/ Sheila G. Talton	Director	)
Sheila G. Talton		)